Exhibit 99.1

FAT Brands Inc. Announces 2017 Financial Results

Conference call and webcast will be held at 5:00 p.m. ET today

LOS ANGELES—(BUSINESS WIRE)— FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today announced financial results for fiscal 2017.

Andy Wiederhorn, President and CEO of FAT Brands, commented, “2017 was an eventful year for FAT Brands. Not only did we form the company, but we successfully completed an IPO, acquired the Ponderosa and Bonanza Steakhouse (“Ponderosa”) brands, and signed a definitive agreement to purchase Hurricane Grill & Wings (“Hurricane”). Our company’s foundation is strong, our platform is highly scalable, and FAT Brands is poised for growth.”

Wiederhorn continued, “We saw continued strong business momentum in 2017, with positive same-store sales growth domestically across all of our brands. Trends at our flagship brand, Fatburger were particularly strong, with adjusted same-store sales growth in core domestic markets up 7.4% year-over-year, marking Fatburger’s 8th consecutive year of positive, domestic same-store sales growth. These results were driven by continued strength in delivery, as well as a strong reception to the initial launch of the Impossible Burger, a plant-based burger which tastes, cooks, and smells like fresh ground beef. We are pleased to report that we have seen the momentum from 2017 carry into 2018 across most of our brands, with Fatburger reporting system-wide same store sales growth of over 6%, Buffalo’s up 0.2% and Ponderosa system-wide down 0.6% year-to-date.”

“We now expect to close on the Hurricane acquisition in the second quarter of 2018. Pro forma for the Hurricane acquisition and after full integration of expected synergies, we continue to expect annualized revenue (next 12 months beginning in the 3rd quarter of 2018) to exceed $18.5 million, and annualized EBITDA of greater than $11 million, or $1.10 per share. Excluding Hurricane, we expect annualized revenues from our Fatburger, Buffalo’s, and Ponderosa brands to total $14 million, resulting in EBITDA of $7 million,” Wiederhorn concluded.

The Company was formed as a Delaware corporation on March 21, 2017 as a wholly-owned subsidiary of Fog Cutter Capital Group Inc. (“FCCG”). The Company was formed for the purpose of completing a public offering and related transactions, and to acquire and continue certain businesses previously conducted by subsidiaries of FCCG. These transactions occurred on October 20, 2017.

The following highlights present key components of our consolidated results of operations for the period beginning March 21, 2017 (inception) through December 31, 2017, which includes the operating results of Fatburger, Buffalo’s and Ponderosa for the period from October 20, 2017 (acquisition) through December 31, 2017. Because this is our initial year of operation, comparative information is not available.

2017 FAT Brands Inc. Highlights

●	Total revenues of $2.2 million

●	EBITDA of $21,000

●	Net loss of $613,000, or $0.07 per share(1)

(1)	For 2017, there was a one-time tax expense of approximately $505,000 related to the change in federal income tax rate which revalued our deferred tax assets.

Fatburger and Buffalo’s were historically under control of FCCG and are predecessors of FAT Brands for financial reporting purposes. To provide financial information by brand in the highlights below, the data presented was compiled for fiscal 2017, combining the audited financial statements of Fatburger and Buffalo’s for the pre-acquisition period from December 26, 2016 through October 19, 2017 with the Fatburger and Buffalo’s brand results included in the audited consolidated financial statements of FAT Brands Inc. for the period beginning March 21, 2017 (inception) through December 31, 2017 (which includes the brand results of Fatburger and Buffalo’s from October 20, 2017 through December 31, 2017).

FAT Brands was not affiliated with the Ponderosa entities until they became our wholly-owned subsidiaries on October 20, 2017. Accordingly, only the financial results of Ponderosa which occurred subsequent to our acquisition are presented in the highlights below.

2017 Brand Highlights

●	Fatburger & Buffalo’s Express

	○	Same-store sales growth(1) in core domestic market of 7.4% in 2017

	○	System-wide same-store sales growth(2) of 2.3% in 2017

	○	Total revenues of $6.7 million

	○	EBITDA of $4.2 million

	○	Net income of $2.2 million

	○	20 new store openings

●	Buffalo’s Café

	○	Same-store sales growth(3) of 1.4% in 2017

	○	Total revenue of $1.8 million

	○	EBITDA of $974,000

	○	Net income of $639,000

●	Ponderosa & Bonanza Steakhouse

	○	Same-store sales growth in core domestic market of 1.1% in 2017

	○	System-wide same-store sales growth of negative 2.7% in 2017

	○	Total revenue of $807,000(4)

	○	EBITDA loss of $8,000(4)

	○	1 new store opening in 2017

(1)	Excludes 1 Fatburger location that was adversely affected by ongoing construction
(2)	Excludes 2 Fatburger locations that were adversely affected by ongoing construction
(3)	Excludes 2 Buffalo’s locations with extraordinary adverse conditions from construction, changes in alcohol laws and political sanctions affecting supply chain
(4)	Includes the operating results of Ponderosa for the period from October 20, 2017 (acquisition) through December 31, 2017.

2017 Key Events

FAT Brands Inc. was formed on March 21, 2017 as a wholly-owned subsidiary of FCCG.

On October 20, 2017, the Company completed its initial public offering, raising $20.9 million in net proceeds. In connection with the IPO, FCCG contributed its two operating subsidiaries, Fatburger North America, Inc. and Buffalo’s Franchise Concepts Inc. to the Company. Additionally, FCCG consummated the acquisition of Homestyle Dining LLC, and immediately contributed its franchising subsidiaries, Ponderosa Franchising Company, Bonanza Franchising Company and some of their affiliates to FAT Brands.

On November 15, 2017 the Company announced that it has signed a definitive agreement to acquire Hurricane Grill & Wings, a Florida-based restaurant brand with over 60 units open or under construction. The acquisition is expected to close in the second quarter of 2018, subject to customary closing conditions including the receipt of financing.

Key Financial Definitions

New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per year and the timing of stores openings has, and will continue to have, an impact on our results.

Same-store sales growth – Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open for at least one full fiscal year. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Thus, we do not include stores in the comparable base until they have been open for at least one full fiscal year. We expect that this trend will continue for the foreseeable future as we continue to open and expand into new markets.

Conference Call and Webcast

FAT Brands will host a conference call and webcast to discuss financial results for fiscal 2017, today at 5:00 PM ET. Hosting the call and webcast will be Andy Wiederhorn, President and Chief Executive Officer; and Ron Roe, Chief Financial Officer.

Interested parties may listen to the conference call via telephone by dialing 1-877-705-6003, or for international callers, 1-201-493-6725. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode is 13677851.

The webcast will be available at www.fatbrands.com under the “invest” section, and will be archived on the site shortly after the call has concluded.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns five restaurant brands, Fatburger, Buffalo’s Cafe, Buffalo’s Express and Ponderosa & Bonanza Steakhouses, that have approximately 300 locations open and 300 under development in 32 countries. For more information, please visit www.fatbrands.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the timing and anticipated benefits of the proposed acquisition of Hurricane, the future financial and operating results of the combined companies, and our ability to pay a cash dividend to our common stockholders. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our recent Offering Statement on Form 1-A and our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Non-GAAP Measure

This press release includes the non-GAAP financial measure of EBITDA.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

A reconciliation of net income to EBITDA is set forth below.

Statement of operations data

(In thousands)
	Fiscal year ended December 31, 2017
	FAT Brands	Fatburger	Buffalo’s	Ponderosa	Consolidated
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of operations data:

Revenues
Royalties	$-	$985	$233	$805	$2,023
Franchise fees	-	138	-	2	140
Management fee	-	10	-	-	10
Total revenues	-	1,133	233	807	2,173

General and administrative expenses	273	822	215	837	2,147

Income (loss) from operations	(273)	311	18	(30)	26

Other income (expense)
Interest income (expense)	(390)	84	96	4	(206)
Other expense	-	(28)	-	-	(28)
Other income (expense)	(390)	56	96	4	(234)

Income (loss) before income tax expense (benefit)	(663)	367	114	(26)	(208)

Income tax expense (benefit)	(179)	685	76	(176)	406

Net income (loss)	$(484)	$(318)	$38	$150	$(614)
Basic and diluted EPS	$(0.06)	$(0.04)	$0.00	$0.02	$(0.07)

Statement of operations data

(In thousands)
	Fiscal year ended December 31, 2017			Fiscal year ended December 25, 2016
	Fatburger	Buffalo’s	Combined	Fatburger	Buffalo’s	Combined
	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)	(unaudited)
Statement of operations data:

Revenues
Royalties	$4,782	$1,226	$6,008	$4,632	$1,349	$5,981
Franchise fees	1,869	530	2,399	3,750	255	4,005
Management fee	62	-	62	75	-	75
Total revenues	6,713	1,756	8,469	8,457	1,604	10,061

General and administrative expenses	2,751	783	3,534	2,932	663	3,595

Income from operations	3,962	973	4,935	5,525	941	6,466

Other income
Interest income	84	96	180	-	-	-
Other income	185	-	185	-	36	36
Other income	269	96	365	-	36	36

Income before income tax expense	4,231	1,069	5,300	5,525	977	6,502

Income tax expense	2,029	429	2,458	1,979	319	2,298

Net income	$2,202	$640	$2,842	$3,546	$658	$4,204

Consolidated Balance Sheet for FAT Brands, Inc. as of December 31, 2017

(In thousands)
	December 31, 2017
	FAT Brands	FBNA	BFCI	Ponderosa	Elimination	Consolidated
	(audited)	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Consolidated balance sheet data:

Cash	$-	$-	$-	$32	$-	$32
Total assets	$13,043	$11,356	$6,966	$10,828	$(10,550)	$31,643
Total liabilities	$22,508	$6,008	$990	$128	$-	$29,634
Total stockholders’ equity (deficit)	$(9,465)	$5,348	$5,976	$10,700	$(10,550)	$2,009

EBITDA Reconciliation

	Fiscal year ended December 31, 2017
	FAT Brands	Fatburger	Buffalo’s	Ponderosa	Consolidated

(in thousands)

Net income (loss)	$(484)	$(318)	$38	$150	$(614)
Depreciation and amortization expense	-	1	0	22	23
Interest (income) expense	390	(84)	(96)	(4)	206
Income tax expense (benefit)	(179)	685	76	(176)	406
EBITDA	$(273)	$284	$18	$(8)	$21

EBITDA Reconciliation

	Fiscal year ended December 31, 2017
	Fatburger	Buffalo’s	Combined

(in thousands)

Net income	$2,202	$640	$2,842
Depreciation expense	5	1	6
Interest income	84	96	180
Income tax expense	2,029	429	2,458
EBITDA	$4,152	$974	$5,126

	Fiscal year ended December 25, 2016
	Fatburger	Buffalo’s	Combined

(in thousands)

Net income	$3,546	$658	$4,204
Depreciation expense	-	-	-
Interest income	-	-	-
Income tax expense	1,979	319	2,298
EBITDA	$5,525	$977	$6,502

Contacts

Investor Relations:
ICR
Alexis Tessier, 203-682-8286
IR-FATBrands@icrinc.com
or
Media Relations:
Konnect Agency
Shelby Robinson/Emily Johnston
213-988-8344
srobinson@konnectagency.com
ejohnston@konnectagency.com

Source: Fat Brands Inc.